Exhibit 8.2

October 7, 2016

Envision Healthcare Holdings, Inc.

6363 S. Fiddlers Green Circle

Greenwood Village, CO 80111

Mergers of AmSurg Corp. and Envision Healthcare Holdings, Inc.

into New Amethyst Corp.

Ladies and Gentlemen:

We have acted as counsel for Envision Healthcare Holdings, Inc., a Delaware corporation (“Holdings”), in connection with the Agreement and Plan of Merger dated as of June 15, 2016 (including the exhibits, schedules and ancillary agreements thereto, the “Merger Agreement”), among Holdings, AmSurg Corp., a Tennessee corporation (“AmSurg”) and New Amethyst Corp., a Delaware corporation (“New Amethyst”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, (i) AmSurg will be merged with and into New Amethyst with New Amethyst surviving (“Merger 1”) and (ii) immediately following Merger 1, Holdings will be merged with and into New Amethyst with New Amethyst surviving (“Merger 2” and together with Merger 1, the “Mergers”). This opinion is being delivered pursuant to Section 6.2(d) of the Merger Agreement. Capitalized terms not defined herein have the meaning specified in the Merger Agreement.

In connection with this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations, warranties and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (Registration No. 333-212885), as amended, filed by New Amethyst with the U.S. Securities and Exchange Commission (the “Proxy Statement/Prospectus”) and (iii) the representation letters of Holdings, AmSurg and New Amethyst delivered to us for purposes of this opinion dated October 7, 2016 (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as

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originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that:

(i) each Merger and all related transactions will be effected in accordance with the Merger Agreement (including the ancillary agreements thereto), and that none of the terms and conditions contained therein will have been waived or modified in any material respect,

(ii) the statements concerning each Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Merger 2 Effective Time,

(iii) the representations made by Holdings, AmSurg and New Amethyst in their respective Representation Letters were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Merger 2 Effective Time,

(iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of Holdings, AmSurg or New Amethyst, or similarly qualified, were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Merger 2 Effective Time, in each case without such qualification, and

(v) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement (except to the extent such covenants have been waived in writing prior to the date hereof) and the Representation Letters.

Our opinion assumes and is expressly conditioned upon the initial and continuing accuracy and completeness in all material respects of the items, and the facts, information, representations, warranties and covenants set forth in the documents listed above.

Our opinion is based upon the Code, applicable Treasury Regulations, and administrative and judicial authorities thereunder all as in effect as of the Merger 2 Effective Time, all of which are subject to change, possibly with retroactive effect. A change in the authorities or the facts, assumptions and other information upon which our opinion is based could affect our conclusions. In addition, there can be no assurance that the Internal Revenue Service will not take a position contrary to that which is stated in

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this opinion. We express our opinion herein only as to those matters specifically set forth below and no opinion should be inferred as to the tax consequences of either Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

i.	Merger 1 and Merger 2 will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

ii.	the statements of United States federal income tax law under the heading “Material United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of Merger 2 to U.S. Holders of Envision Common Stock” in the Registration Statement are accurate in all material respects.

Our opinion is expressed as of the Merger 2 Effective Time, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to such time or the effect of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP